Exhibit 5.1

Brookfield Property Partners L.P. 73 Front Street Hamilton Bermuda HM 11	Email CLangley@applebyglobal.com Direct Dial +1 441 298 3202 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 410628.0026/CL/AK 28 August 2018

Dear Sirs

BROOKFIELD PROPERTY PARTNERS L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Property Partners L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (the Partnership). We have been requested to render this opinion in connection with the filing by the Partnership of a registration statement on Form S-8 (the Registration Statement), with the Securities and Exchange Commission (the SEC) pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to (i) a maximum of 2,000,000 limited partnership units (Option Units) issuable upon the exercise of certain options granted pursuant to the Brookfield Property Partners BPY Unit Option Plan (GGP) dated 28 August 2018 (the Option Plan) and (ii) a maximum of 1,520,000 limited partnership units (LTIP Units, collectively with the Option Units, Units) issuable upon redemption by the Partnership of redemption exchange units (the REUs) of Brookfield Property L.P., which are issuable upon the exercise of certain LTIP awards granted pursuant to the Option Plan.

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (the Documents).

1.	ASSUMPTIONS

In stating our opinion we have assumed:

1.1	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

1.2	the genuineness of all signatures on the Documents;

Bermuda Office Appleby (Bermuda) Limited Canon's Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. "Partner" is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

1.3	the authority, capacity and power of persons signing the Documents;

1.4	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

1.5	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

1.6	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

1.7	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of Brookfield Property Partners Limited (BPPL), the general partner of the Partnership, in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout, and by unanimous written resolutions, and that there is no matter affecting the authority of the Directors of BPPL to effect the listing of the Units on behalf of the Partnership, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

1.8	that the records which were the subject of the Searches were complete and accurate at the time of such searches and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Searches been materially altered.

2.	OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1	The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted against BPPL, in its capacity as general partner of the Partnership.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

2.2	When duly authorized, allotted, issued and fully paid for pursuant to the terms of the Resolutions and the Constitutional Documents and in accordance with the terms and conditions referred to or summarized in the Registration Statement or other document to be filed by amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated in the Registration Statement by reference, the Option Units will be validly issued, fully paid and non-assessable units of the Partnership, and upon exchange of the REUs, the LTIP Units will be validly issued, fully paid and non-assessable units of the Partnership.

3.	RESERVATIONS

We have the following reservations:

3.1	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

3.2	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.3	Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

3.4	Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

3.4.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

3.4.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

3.4.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

3.4.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

3.4.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

3.5	The Limited Partnership Act 1883 (the Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

3.6	A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

3.7	A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

3.8	Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

3.9	In opinion 1. above, the term “good standing” means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

4.	DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be made available to, or relied on by any other person or entity (other than the Unitholders as referenced in the Registration Statement), or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the SEC in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership.

This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

SCHEDULE

1.	The entries and filings shown in respect of the Partnership and BPPL, on the files of the Partnership and BPPL maintained in the Registrar of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by searches on 28 August 2018 and the entries and filings shown in respect of the Partnership and BPPL in the Supreme Court Causes book maintained at the Registry of the Supreme Court, Hamilton, Bermuda, as revealed by searches on 28 August 2018 (collectively, Searches).

2.	Certified copies of the following documents in respect of the Partnership: (i) Certificate of Registration of an Exempted and Limited Partnership effective 3 January 2013 and Certificate of Deposit of Supplementary Certificate of a Limited Partnership and Exempted Partnership registered on 12 April 2013, (ii) Supplement Certificate of Particulars of a Limited Partnership and the Supplementary Certificate of Particulars of an Exempted Partnership each dated 12 April 2013, and (iii) Second Amended and Restated Limited Partnership Agreement dated 8 August 2013 as amended by the First Amendment to the Second Amended and Restated Limited Partnership Agreement dated 5 November 2015 (collectively, Partnership Constitutional Documents).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of BPPL (GP Constitutional Documents Partnership Constitutional, together with the Partnership Constitutional Documents, the Constitutional Documents).

4.	Certified copies of the unanimous written resolutions of the Board of Directors of BPPL dated 28 August 2018, together with minutes of meetings of the Board of Directors of BPPL held on 16 March 2018 and 31 July 2018 (collectively, Resolutions).

5.	Certificates of Compliance, dated 27 August 2018 issued by the Registrar of Companies in respect of the Partnership and BPPL.

4.	The Registration Statement.

5.	The Option Plan.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich